Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports First Quarter Results

Completes Sale of American Anesthesiology to North American Partners in Anesthesia

FORT LAUDERDALE, Fla., May 7, 2020 - MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in prenatal, neonatal, pediatric, and radiology services, today reported a loss from continuing operations of $0.20 per share for the three months ended March 31, 2020. On a non-GAAP basis, MEDNAX reported Adjusted EPS from continuing operations of $0.32.

For the 2020 first quarter, MEDNAX reported the following results from continuing operations:

•	Net revenue of $846 million;

•	Loss of $16 million; and

•	Adjusted EBITDA of $63 million.

“Our operating results for the quarter, and following the quarter, have been significantly impacted by the COVID-19 pandemic,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “I am immensely proud of our organization’s commitment to take great care of the patient, and the steps we have taken to put that commitment into action in such an unprecedented environment. In turn, we are committed to working collaboratively, across our medical groups and with our hospital partners, to ensure clinician and patient safety and to provide access to the critical services provided by our affiliated physicians and non-physician clinicians.”

On May 6, 2020, subsequent to the end of the quarter, MEDNAX completed the sale of American Anesthesiology, a MEDNAX medical group, to North American Partners in Anesthesia (NAPA), creating one of the most comprehensive anesthesia, pain management, and perioperative care companies in the United States. Further details of the transaction, including financial terms, can be found in a Current Report on Form 8-K filed by MEDNAX on May 6, 2020 with the Securities and Exchange Commission. The Company’s discussion of its results from continuing operations for the three months ended March 31, 2020 and the prior year quarter includes the operating results from American Anesthesiology.

Operating Results from Continuing Operations

MEDNAX’s net revenue for the three months ended March 31, 2020 was $845.9 million, compared to $851.2 million for the prior-year period. MEDNAX’s same-unit revenue declined by 1.0 percent, slightly offset by growth attributable to recent acquisitions.

Same-unit revenue from net reimbursement-related factors increased by 1.0 percent for the 2020 first quarter as compared to the prior-year period. The net increase in revenue was primarily due to hospital contract administrative fees and modest improvements in managed care contracting.

The percentage of services reimbursed under government programs increased by approximately 25 basis points for the 2020 first quarter compared with the prior-year period.

Same-unit revenue attributable to patient volume decreased by 2.0 percent for the 2020 first quarter as compared to the prior-year period, driven by declines across all service lines except for neonatology. For the quarter, neonatal intensive care unit (NICU) patient days increased by 0.3 percent compared to the prior-year period, which reflects slightly lower births at the hospitals where MEDNAX-affiliated practices provide neonatology services, offset by a modest increase in average length of stay.

For the 2020 first quarter, practice salaries and benefits expense was $652.7 million, compared to $621.5 million for the prior-year period, an increase of $31.2 million. Of this increase, approximately $10 million reflects growth in medical malpractice and other non-salary expenses, while the remainder was attributable to growth in clinical compensation expense.

For the 2020 first quarter, general and administrative expenses were $105.2 million, as compared to $101.8 million for the prior-year period. This increase in general and administrative expenses compared to the prior-year period primarily reflects increases in legal and other non-labor expenses, partially offset by net staffing reductions.

As previously disclosed, MEDNAX has incurred certain expenses related to transformational and restructuring activities. For the first quarter of 2020, these expenses totaled $30.9 million, which includes $28.0 million related to external consulting costs for various process improvement and transformational activities, primarily focused on enterprise replatforming and information technology, and $2.9 million related to position eliminations, contract termination fees and portfolio management activities.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and transformational and restructuring related expenses, was $63.4 million for the 2020 first quarter, compared to $104.9 million for the prior-year period.

Depreciation and amortization expense was $18.7 million for the first quarter of 2020 compared to $20.0 million for the first quarter of 2019, reflecting a decrease in amortization expense underlying various intangible assets due to the expiration of amortization periods.

Interest expense was $27.6 million for the first quarter of 2020 compared to $30.7 million for the first quarter of 2019. This decline primarily reflects lower borrowing amounts compared to the prior period.

MEDNAX generated a net loss from continuing operations of $16.1 million for the 2020 first quarter, or a loss of $0.20 per diluted share based on a weighted average 82.8 million shares outstanding. This compares with net income from continuing operations of $41.7 million, or $0.48 per diluted share, for the 2019 first quarter, based on a weighted average 86.5 million shares outstanding. The decrease in weighted average shares outstanding is primarily related to the impact of shares repurchased during 2019.

For the first quarter of 2020, MEDNAX reported Adjusted EPS from continuing operations of $0.32, compared to $0.65 for the first quarter of 2019. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and other discrete tax items.

Operational Response to Coronavirus Pandemic

MEDNAX’s operating results for the first quarter were significantly impacted by reductions in patient volumes and revenue, which reduced consolidated revenue by approximately $40 million, compared to the Company’s forecasted revenue. Subsequent to the first quarter, the Company’s operating results have continued to a experience significant impact from the Coronavirus pandemic. On a preliminary basis, MEDNAX estimates that, as compared to the prior year, patient volumes in its anesthesia, radiology, and office-based womens’ and child services medical groups declined by approximate ranges of 60 to 70 percent; 50 to 60 percent; and 20 to 40 percent, respectively, during the month of April. MEDNAX’s neonatology and neonatology related services have not experienced any measurable impact to date. In total, the Company estimates that the reduction to consolidated revenues as a result of these declines in patient volume during the month of April, as compared to the prior year, was in the range of 30 to 35 percent.

As previously announced, MEDNAX has implemented a number of actions to preserve its financial flexibility and partially mitigate the significant impact of COVID-19 on the Company, in collaborative efforts including both its affiliated clinicians and non-clinical workforce. Following the end of the first quarter, MEDNAX implemented a combination of salary reductions and furloughs for non-clinical employees, including 50% reductions in salaries for its most senior executive officers; significant operational and practice-specific expense reduction plans across the Company’s clinical operations; significant reductions in third-party expenditures, including the Company’s transformational and restructuring programs; and agreement by the Company’s Board of Directors to forego their annual cash retainer and cash meeting payments until further notice.

The Company and its affiliated physician practices have also received, and expect to receive, certain funds available to healthcare providers through the federal Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). To date, these funds have been in the form of direct grants based on Medicare payments, and MEDNAX and its affiliated physician practices have neither requested nor received accelerated payments or loans made available through the CARES Act.

Additionally, effective March 25, 2020, MEDNAX amended its revolving credit facility to provide additional interim financial flexibility during this challenging period. Following that amendment, and as of March 31, 2020, MEDNAX had total borrowings on its revolving line of credit of $368.5 million and total debt outstanding of $2.10 billion, consisting primarily of senior notes and these revolver borrowings. MEDNAX had cash and cash equivalents of $312.2 million at March 31, 2020, and net accounts receivable were $477.0 million.

“In addition to our robust clinical responses to the COVID-19 pandemic, we enacted a multi-pronged approach to enhance our financial flexibility through this challenging period,” said Stephen D. Farber, Executive Vice President and Chief Financial Officer. “We believe that our actions related to operating expenses, cash outflows, and our revolving line of credit will help to ensure that MEDNAX can meet its commitments to its patients and its hospital partners long into the future.”

Cash Flow – Continuing Operations

During the first quarter of 2020, MEDNAX used cash of $146.4 million to fund continuing operations, compared to a use of $60.4 million during the first quarter of 2019. MEDNAX typically uses cash during the first quarter of each year as it pays incentive compensation, principally to its affiliated physicians, and employee benefit plan matching contributions that were accrued during the prior year. Additionally, during the first quarter of 2020, the Company used $13.7 million to fund capital expenditures.

Withdrawal of Preliminary Full Year Outlook for 2020 Due to COVID-19 Impact

On March 25, 2020, MEDNAX withdrew its previously announced quarterly and full year outlook for 2020. Due to the rapidly evolving environment and continued uncertainties surrounding the impact of COVID-19 and the likelihood that this impact may materially affect the Company’s near-term performance, the Company is not providing any outlook for its performance for the second quarter of 2020 or for the full year 2020.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three months ended March 31, 2020 and 2019 is provided in the financial tables of this press release.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET May 21, 2020 by dialing 866.207.1041, access Code 7672706. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, consulting services, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,000 physicians in all 50 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the and include the impact of the COVID-19 outbreak on the Company and its financial condition and results of operations; the effects of economic conditions on MEDNAX’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; MEDNAX’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the impact of the divestiture of the Company’s anesthesiology medical group; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of MEDNAX’s transformation and restructuring initiatives.

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MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net revenue	$845,918	$851,183

Operating expenses:
Practice salaries and benefits	652,721	621,539
Practice supplies and other operating expenses	25,264	25,791
General and administrative expenses	105,235	101,821
Depreciation and amortization	18,673	20,033
Transformational and restructuring related expenses	30,907	3,544

Total operating expenses	832,800	772,728

Income from operations	13,118	78,455
Investment and other (expense) income	(679)	1,647
Interest expense	(27,608)	(30,723)
Equity in earnings of unconsolidated affiliates	1,345	1,236

Total non-operating expenses	(26,942)	(27,840)

(Loss) income from continuing operations before income taxes	(13,824)	50,615
Income tax provision	(2,286)	(8,962)

(Loss) income from continuing operations	(16,110)	41,653
Loss from discontinued operations, net of tax	(2,602)	(284,525)

Net loss	$(18,712)	$(242,872)

Per common and common equivalent share data (diluted):
(Loss) income from continuing operations	$(0.20)	$0.48

Loss from discontinued operations	$(0.03)	$(3.29)

Net loss	$(0.23)	$(2.81)

Weighted average diluted shares outstanding	82,799	86,545

MEDNAX, Inc.

Reconciliation of (Loss) Income from Continuing Operations

to Adjusted EBITDA from Continuing Operations

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
(Loss) income from continuing operations	$(16,110)	$41,653
Interest expense	27,608	30,723
Income tax provision	2,286	8,962
Depreciation and amortization	18,673	20,033
Transformational and restructuring related expenses	30,907	3,544

Adjusted EBITDA from continuing operations	$63,364	$104,915

MEDNAX, Inc.

Reconciliation of Diluted (Loss) Income from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020		2019
Weighted average diluted shares outstanding	82,799		86,545
(Loss) income from continuing operations and diluted income from continuing operations per share	$(16,110)	$(0.20)	$41,653	$0.48
Adjustments (1):
Amortization (net of tax of $2,740 and $3,449)	8,220	0.10	9,325	0.11
Stock-based compensation (net of tax of $1,962 and $2,967)	5,885	0.07	8,022	0.09
Transformational and restructuring related expenses (net of tax of $7,727 and $957)	23,180	0.28	2,587	0.03
Net impact from discrete tax events	5,077	0.07	(4,791)	(0.06)

Adjusted income and diluted EPS from continuing operations	$26,252	$0.32	$56,796	$0.65

(1)

Effective tax rates of 25.0% and 27.0% were used to calculate the tax effects of the adjustments in March 31, 2020 and 2019, respectively. The effective rates used for the three months ended March 31, 2020 and 2019, respectively, exclude the impacts from discrete tax items.

MEDNAX, INC.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	March 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$312,155	$112,767
Investments	85,041	74,510
Accounts receivable, net	476,991	498,869
Other current assets	66,709	45,361
Intangible assets, net	263,308	274,407
Operating lease right-of-use assets	79,810	82,824
Goodwill, other assets, property and equipment	3,035,648	3,057,163

Total assets	$4,319,662	$4,145,901

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$323,363	$511,866
Total debt, net	2,102,666	1,730,425
Operating lease liabilities	84,578	90,322
Other liabilities	321,659	314,292

Total liabilities	2,832,266	2,646,905
Total shareholders’ equity	1,487,396	1,498,996

Total liabilities and shareholders’ equity	$4,319,662	$4,145,901